                              PASS-THROUGH CERTIFICATES
                       ABN AMRO MORTGAGE CORPORATION, DEPOSITOR

                                   TERMS AGREEMENT

                                                         Dated: August 24, 1998


To:  ABN AMRO MORTGAGE CORPORATION

Re: Underwriting Agreement, dated as of March 27, 1998 (the "Underwriting Agreement")

Ladies and Gentlemen:

     The undersigned (being herein called the "Underwriters"), understand that ABN AMRO Mortgage Corporation, a Delaware corporation (the "Company"), proposes to issue and sell $330,179,287 original principal amount of Pass-Through Certificates described below (the "Certificates"). The Certificates will be issued under a Pooling and Servicing Agreement dated as of August 1, 1998 among the Company as depositor, LaSalle Home Mortgage Corporation as servicer and Chase Bank of Texas, National Association as trustee. The terms of the Certificates are summarized below and are more fully described in the Company's Prospectus Supplement prepared with respect to the Certificates.

     All the provisions (including defined terms) contained in the Underwriting Agreement are incorporated by reference herein in their entirety and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. The Closing Time referred to in
Section 2 of the Underwriting Agreement shall be 9:00 a.m., Chicago, Illinois time, on August 26, 1998. Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase , severally and not jointly, the respective original principal amounts of Certificates set forth opposite their names in
Exhibit I hereto at the purchase price set forth below.

     The Underwriters will offer the Certificates for sale upon the terms and conditions set forth in the Prospectus.

     Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters will pay for the Certificates at the time and place and in the manner set forth in the Underwriting Agreement.

     The Underwriters will pay their pro rata share (based upon the principal amount of Offered Certificates each of the Underwriters has agreed to purchase as indicated on Exhibit I hereto) of all fees and expenses relating to any letter of independent certified public accountants delivered in connection with the Computational Materials.

SERIES DESIGNATION: 1998-3

TERMS OF THE CERTIFICATES AND UNDERWRITING COMPENSATION:

                    Original
                    Principal          Remittance     Price to
Classes             Amount                Rate*        Public
-------             ---------          ----------     --------
Class A-1           $  53,863,388       6.750%
Class A-2           $  16,343,000       7.000%
Class A-3           $  31,807,248**     6.750%
Class A-4           $ 131,221,234       6.750%
Class A-5           $  84,232,214       6.750%
Class A-6           $     605,297       ***
Class A-X           $  18,344,272****   6.750%*****
Class A-P           $     623,756****   ******
Class M             $   7,156,103       6.750%
Class B-1           $   2,829,158       6.750%
Class B-2           $   1,497,789       6.750%
Class R*******      $         100       6.750%

* Interest distributed to the Offered Certificates on each Distribution Date will have accrued during the preceding calendar month at the applicable per annum Remittance Rate (as defined in the Prospectus Supplement).

** Generally not entitled to receive principal until the Distribution Date occurring in September 2003.

***         Not entitled to receive distributions of interest.

****        Pennies removed for purposes of delivery to DTC.

***** Will accrue interest on the Class A-X Notional Amount. Will not be entitled to receive distributions of principal.

****** Will not be entitled to distributions of interest and will only receive principal in respect of the Loans with Pass-Through Rates that are less than 6.750% per annum.

******* Will be comprised of two Components, Component R-1, which represents the sole residual interest in REMIC I (as defined in the Prospectus Supplement), and Component R-2, which represents the sole residual interest in REMIC II (as defined in the Prospectus Supplement).

CERTIFICATE RATING:

          It is a condition to the issuance of the Certificates that the Class A and Class R Certificates each be rated "AAA" (except for the Class A-6, Class A-P and Class A-X Certificates, which will be rated "AAAr") by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and "AAA" by Fitch IBCA, Inc. ("Fitch"), that the Class M Certificates be rated not less than "AA" by Fitch, that the Class B-1 Certificates be rated not less than "A" by Fitch; and that the Class B-2 Certificates be rated not less than "BBB" by Fitch.

REMIC ELECTION:

          The Company intends to cause an election to be made to treat REMIC I and REMIC II as "real estate mortgage investment conduits" (each, a "REMIC") for federal income tax purposes. All of the Certificates issued by REMIC I and REMIC II, other than the Class R Certificate, will represent ownership of REMIC "regular interests". The Class R Certificate will represent ownership of the REMIC "residual interest" in REMIC II and REMIC I.

CREDIT ENHANCEMENT:

          Senior/Subordinated: Shifting interest

CUT-OFF DATE:

          The Cut-off Date is August 1, 1998.

REMITTANCE DATE:

          The 25th day of each month (or, if such 25th day is not a business day, the business day immediately following) commencing September 1998.

PURCHASE PRICE:

          The purchase price payable by the Underwriters for the Certificates is 100.17% of the aggregate principal balance of the Certificates as of the Closing Date plus accrued interest from August 1, 1998 up to but not including the Closing Date.

UNDERWRITING COMMISSION:

          Notwithstanding anything to the contrary in the Underwriting Agreement, no additional underwriting commission shall be payable by the Company to the Underwriter in connection with the purchase of the Certificates.

CLOSING DATE AND LOCATION:

          August 26, 1998 at the Chicago, Illinois offices of Mayer, Brown & Platt.

          Please confirm your agreement by having an authorized Officer sign a copy of this Agreement in the space set forth below and returning a signed copy to us.

                                        DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION


                                        By:  /S/
                                             ----------------------------------
                                        Name:
                                        Title:



                                        ABN AMRO INCORPORATED



                                        By:  /S/
                                             ----------------------------------
                                        Name:
                                        Title:


ACCEPTED:

ABN AMRO MORTGAGE CORPORATION



By:  /S/
     --------------------------------
     Name:
     Title:

STANDARD FEDERAL BANCORPORATION, INC.



By:  /S/
     --------------------------------
     Name:
     Title:

                                      EXHIBIT I

                                             Original
                                             Principal
                                             Amount of
Name                                         Certificates
----                                         ------------
DONALDSON, LUFKIN & JENRETTE                 100% of the Certificates
SECURITIES CORPORATION



                              Total          $330,179,287